UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2004

EAST KANSAS AGRI-ENERGY, L.L.C.

(Exact name of small business issuer as specified in its charter)

Kansas	333-96703	48-1251578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 225
210 1/2 East 4th Ave. Garnett
Kansas 66032

(Address of principal executive offices)

(785) 448-2888

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2004, the Registrant entered into a Unit Purchase and Redemption Agreement (“Agreement”) with ICM, Inc. (“ICM”) and Fagen, Inc. (“Fagen”). The Agreement provides for the Registrant’s issuance of up to 6,250 of its units to ICM and Fagen at a purchase price of $1,000 per unit in exchange for ICM’s and Fagen’s combined capital contribution of up to $6.25 million. The Agreement further provides for the Registrant’s redemption of the units by raising additional equity in a registered offering for a minimum of 2,000 units and a maximum of 10,000 units at a purchase price of $1,100 per unit.  The first $6.875 million raised in this offering will be used to redeem the units owned by Fagen and ICM at a redemption price of $1,100 per unit.  To the extent that the Registrant obtains proceeds of less than $6.875 million from sales of units in its registered offering, the Agreement provides that the Registrant will redeem the units owned by Fagen and ICM through distribution of the Registrant’s net cash flow from operations prior to any distributions to the other members of the Registrant at a redemption price equal to fair market value of the units as of the date of the redemption.  The amount of yearly net cash flow available for redemption is subject to a reduction due to distributions to the members of the Registrant (including ICM and Fagen) in an aggregate amount equal to forty percent (40%) of the net income of the Registrant for the purpose of paying income taxes related to the ownership of the units of the Registrant and a further reduction equal to the greater of seventy-five percent (75%) of any CCC Bio-Energy income payments received by the Registrant during such year or twenty-five percent (25%) of the Registrant’s free cash flow.  Any redemption of the Registrant’s units by the Registrant is further subject to the terms and conditions of any and all debt financing agreements executed between the Registrant and its lenders.  ICM and Fagen are currently engaged by the Registrant to design and build an ethanol plant near Garnett, Kansas.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 11, 2004 the Registrant entered into a Unit Purchase and Redemption Agreement (“Agreement”) with ICM, Inc. (“ICM”) and Fagen, Inc. (“Fagen”) as further described in Item 1.01.  This agreement creates a direct financial obligation by the Registrant to redeem all of its units issued to ICM and Fagen pursuant to the Agreement (i.e., 6,250 units) at a redemption price equal to $1,100 per unit for a total payment to ICM and Fagen of $6,875,000.  The Agreement provides that the units will be redeemed from the proceeds received from the sale of additional units in a registered offering not to occur later than one hundred and fifty (150) days from the date of the Agreement (i.e., by March 10, 2005).  Once subscription proceeds deposited in escrow exceed the minimum-offering amount of $2,000,000, the funds in escrow may be released at the discretion of the Registrant.  Once released from escrow, the Registrant becomes obligated within twenty (20) days to redeem the units from ICM and Fagen on a pro-rata basis.  After the initial receipt of proceeds from escrow, the Registrant, at its election may either (i) continue redeeming units on a piece meal basis as proceeds from the sale of units are received, or (ii) redeem the units from proceeds one time upon the termination of the offering.  If proceeds from the sale of the Registrant’s units are insufficient to fully redeem all 6,250 units, then the Agreement provides that the units will be redeemed from the Registrant’s net cash flow from operations prior to any distributions to the Registrant’s members.

Item 3.02 Unregistered Sales of Equity Securities.

On October 11, 2004 the Registrant entered into a Unit Purchase and Redemption Agreement (“Agreement”) with ICM, Inc. (“ICM”) and Fagen, Inc. (“Fagen”) as further described in Item 1.01.  Pursuant to this Agreement, the Registrant agreed to sell up to 3,125 of its units to ICM and up to 3,125 of its units to Fagen.  The closing of the purchase of these units by ICM and Fagen is conditioned on the cash proceeds of the Registrant’s current equity raised from the sale of the Registrant’s units during its initial registered offering (“Initial Equity Funds”) being reduced to $1,000,000 or less.  Once the cash proceeds of the Initial Equity Funds are reduced to $1,000,000 or less, the Registrant is required to provide written notification to ICM and Fagen of this fact and request the closing of the purchase of the units (the “Purchase Notification”).  The Purchase Notification shall state the number of units to be purchased by ICM and Fagen (the actual of number of units to be sold is at the sole discretion of the Registrant).  However, the Registrant may not sell more than 3,125 units to Fagen and 3,125 units to ICM (combined total of 6,250 units).  Within ten (10) days after receipt of the Purchase Notification, ICM and Fagen are required to make a capital contribution (up to $3,125,000 each) payable in cash to the Registrant in exchange for the units.  The amount of consideration received by the Registrant will be calculated by multiplying the number of units that the Registrant requests each party purchase by $1,000.  Therefore, the amount of consideration received by the Registrant may be up to $6,250,000.  ICM and Fagen each have total assets in excess of $5,000,000 and neither entity was formed for the purpose of acquiring the Registrant’s units, therefore both companies are considered accredited investors.  Since ICM and Fagen are both accredited investors, the Registrant is claiming an exemption from registration under both Rule 506 of Regulation D and §4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAST KANSAS AGRI-ENERGY, LLC

Date:	October 15, 2004	/s/ William Pracht
William Pracht, President (Principal Executive Officer)